UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 10, 2012

SBA Communications Corporation

(Exact Name of Registrant as Specified in its Charter)

Florida	000-30110	65-0716501
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, FL		33487
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 995-7670

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Purchase Agreement

On July 10, 2012, SBA Communications Corporation (“SBA”), as guarantor, and SBA Telecommunications, Inc. (“Telecommunications”), a direct, wholly-owned subsidiary of SBA, as issuer, entered into a Purchase Agreement (the “Purchase Agreement”) under which Telecommunications agreed to sell $800,000,000 aggregate principal amount of its 5.75% Senior Notes due 2020 (the “Notes”) to J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein (the “Initial Purchasers”). The Notes were issued on July 13, 2012.

Telecommunications used the net proceeds from this offering to (1) repay all amounts outstanding under a bridge loan under which a subsidiary of SBA borrowed an aggregate principal amount of $400.0 million in connection with the acquisition of the equity interests in certain entities and affiliates of Mobilitie, LLC (the “Mobilitie Bridge Loan”) and (2) repay all amounts outstanding under its Revolving Credit Facility. The remaining proceeds will be used for general corporate purposes.

The Purchase Agreement contains customary representations, warranties, conditions to closing, indemnification rights and obligations of the parties.

Indenture

On July 13, 2012, SBA, Telecommunications and U.S. Bank National Association, as trustee, executed an indenture pursuant to which the Notes were issued (the “Indenture”). The Notes bear interest at a rate of 5.75% per annum, which is payable semi-annually on July 15 and January 15 of each year, beginning on January 15, 2013. The Notes mature on July 15, 2020.

Telecommunications may redeem the Notes, in whole or in part, at any time on or after July 15, 2016 at the applicable redemption price. In addition, until July 15, 2015, Telecommunications may redeem up to 35% of the aggregate principal amount of the Notes with the net proceeds of certain equity offerings at 105.750% of the principal amount of the Notes plus accrued and unpaid interest, if any, and additional interest, if any. Telecommunications may also redeem any of the Notes at any time prior to July 15, 2015 at a price equal to 100% of the principal amount plus the Applicable Premium as of, and accrued and unpaid interest, if any, and additional interest, if any, to, the redemption date. The Applicable premium means, with respect to any Note on any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note at July 15, 2016 (as set forth in the Indenture), plus (2) all required interest payments due on such Note through July 15, 2016 (excluding accrued but unpaid interest, if any, to the redemption date), computed using a discount rate equal to the treasury rate on such redemption date plus 50 basis points over (B) the principal amount of such Note.

The Notes are Telecommunications’ senior unsecured obligations and are not guaranteed by any of Telecommunications’ subsidiaries. The Notes rank equally in right of payment with Telecommunications’ current and future senior unsecured debt, and senior in right of payment to Telecommunications’ future subordinated debt, if any. The Notes are effectively subordinated to any of Telecommunications’ existing and future secured debt to the extent of the value of the assets securing such debt. Telecommunications’ subsidiaries are not guarantors of the Notes. Therefore, the Notes are structurally subordinated to all existing and future debt and other liabilities of Telecommunications’ subsidiaries.

The Notes are guaranteed, on a senior unsecured basis, by SBA. The guarantee of the Notes (i) is equal in right of payment to all existing and future senior unsecured debt and other liabilities of SBA and (ii) is effectively subordinated to any of SBA’s existing and future secured debt to the extent of the value of the assets securing such debt.

If Telecommunications or SBA experiences a Change of Control and a Ratings Decline (each as defined in the Indenture), each holder of the Notes will have the right to require Telecommunications to repurchase all or any part, equal to $2,000 or an integral multiple of $1,000, of such holder’s Notes at a repurchase price equal to 101% of the aggregate principal amount of any Notes repurchased plus accrued and unpaid interest, if any, and additional interest, if any, to the repurchase date.

The Indenture provides that the following are an Event of Default (as defined in the Indenture) with respect to the Notes: (1) default for 30 days in the payment when due of interest on, or additional interest, if any, with respect to the Notes; (2) default in payment when due of the principal of or premium, if any, on the Notes; (3) failure by Telecommunications or any of the Restricted Subsidiaries (as defined in the Indenture) to comply with covenants relating to a merger, consolidation or a sale of assets, as described in the Indenture, or failure by Telecommunications to consummate a Change of Control Offer or Asset Sale Offer (both as defined in the Indenture) in accordance with the provisions of the Indenture applicable to the offers; (4) subject to a notice requirement and a cure period, failure by Telecommunications or any of the Restricted Subsidiaries to perform any other covenant in the Indenture, other than a covenant specified in clauses (1), (2) or (3) above or that does not relate to the Notes, that continues for 60 days (or 120 days in the case of a failure to comply with the reporting obligations described in the Indenture) after notice to comply; (5) default under any Indebtedness (as defined in the Indenture) for money borrowed by Telecommunications or any of its Significant Subsidiaries (as defined in the Indenture), or the payment of which is guaranteed by Telecommunications or any of its Significant Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after July 13, 2012, which default (a) is caused by a failure to pay principal of or premium, if any, interest, if any, or additional interest, if any, with respect to the Indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of the default (a “Payment Default”); or (b) results in the acceleration of the Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; (6) failure by Telecommunications or any of its Significant Subsidiaries to pay final judgments aggregating (net of amounts covered by insurance policies) in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or (7) certain events of bankruptcy or insolvency described in the Indenture with respect to SBA, Telecommunications or any of its Restricted Subsidiaries.

If any Event of Default occurs and is continuing, the trustee under the Indenture or the holders of at least 25% in principal amount of the then outstanding Notes and the trustee may, and the trustee at the request of such holders will, declare all the Notes to be due and payable immediately. If certain bankruptcy and insolvency Events of Default specified in the Indenture occur with respect to Telecommunications, all outstanding Notes will become due and payable without any other act on the part of the trustee or the holders.

The Indenture contains customary covenants, including restrictions on Telecommunications’ ability to incur indebtedness, or any lien securing indebtedness, merge, consolidate or sell assets, make restricted payments, including pay dividends or make other distributions, enter into transactions with affiliates, enter into sale and leaseback transactions and issue guarantees of indebtedness. The covenants are subject to a number of exceptions and qualifications.

SBA and certain of its affiliates have previously entered into commercial financial arrangements with each of the Initial Purchasers, and/or their respective affiliates, and each of these entities and/or its affiliates has in the past provided financial, advisory, investment banking and other services to SBA and its affiliates. Affiliates of each of J.P. Morgan Securities LLC and Barclays Capital Inc. are lenders under the Mobilitie Bridge Loan and affiliates of each of the Initial Purchasers are lenders under the Revolving Credit Facility and will receive a portion of the net proceeds in connection with the repayment of debt under the Mobilitie Bridge Loan and Revolving Credit Facility.

Registration Rights Agreement

On July 13, 2012, in connection with the issuance of the Notes, SBA and Telecommunications entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with J.P. Morgan Securities LLC, as representative of the Initial Purchasers. Pursuant to the terms of the Registration Rights Agreement, SBA and Telecommunications agreed to use their respective reasonable best efforts to file and have declared effective a registration statement with respect to an offer to exchange the Notes for new notes guaranteed by SBA registered under the Securities Act of 1933, as amended (the “Securities Act”), on or prior to July 8, 2013. If SBA and Telecommunications fail to satisfy certain filing and other obligations with respect to the exchange, Telecommunications will be obligated to pay additional interest of 0.25% per annum for the first 90-day period and an additional 0.25% per annum with respect to each subsequent 90-day period thereafter, until Telecommunications’ registration obligations are fulfilled, up to a maximum of 1.00% per annum.

The description above is qualified in its entirety by the Purchase Agreement, the Indenture and the Registration Rights Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference herein.

Item 8.01 Other Events.

On July 10, 2012, SBA issued a press release announcing Telecommunications’ intention to offer $650 million aggregate principal amount of senior notes, which will be guaranteed on a senior unsecured basis by SBA. A copy of the press release is filed hereto as Exhibit 99.1.

On July 10, 2012, SBA issued a press release announcing the upsizing of its previously announced offering of $650 million aggregate principal amount of senior notes to $800 million aggregate principal amount of Notes and the pricing of its $800 million aggregate principal amount of Notes. A copy of the press release is filed herewith as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.20	Indenture, dated July 13, 2012, between SBA Telecommunications, Inc., SBA Communications Corporation and U.S. Bank National Association.

4.21	Form of 5.75% Senior Notes due 2020 (included in Exhibit 4.20).

10.96	Purchase Agreement, dated July 10, 2012, among SBA Communications Corporation, SBA Telecommunications, Inc. and J.P. Morgan Securities LLC, as representative of the several initial purchasers listed on Schedule 1 thereto.

10.97	Registration Rights Agreement, dated July 13, 2012, among SBA Communications Corporation, SBA Telecommunications, Inc. and J.P. Morgan Securities LLC, as representative of the several initial purchasers listed on Schedule 2 thereto.

99.1	Press release issued by SBA Communications Corporation on July 10, 2012.

99.2	Press release issued by SBA Communications Corporation on July 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Brendan T. Cavanagh
Brendan T. Cavanagh
Senior Vice President and Chief Financial Officer

Date: July 16, 2012